Exhibit 10.2

NONCOMPETITION AGREEMENT

                In recognition of the critical role that you play as a senior executive with International Business Machines Corporation (“IBM”), and as consideration for any and all awards to be granted to you in [Insert Year] under an International Business Machines Corporation Long-Term Performance Plan (“LTPP”), your promotion and/or appointment to the Integration & Values Team (“I&VT”), and/or for other good and valuable consideration, you (“Employee” or “you”) agree to the terms and conditions of this Noncompetition Agreement (this “Agreement”) as follows:

                1.             Covenants.

                                (a)  You acknowledge and agree that: (i) as a member of the I&VT, you will be exposed to some of the most sensitive and confidential information possessed by IBM and its affiliates (collectively, the “Company”), including global strategic plans, marketing plans, information regarding long-term business opportunities and information regarding the development status of specific Company products, as well as extensive assessments of the global competitive landscape of the industries in which the Company competes; and (ii) the aforementioned information represents the product of the Company’s substantial global investment in research and innovation, is critical to the Company’s competitive success, is disclosed to the Company’s senior leaders only on a strictly confidential basis, and is not made accessible to the public or to the Company’s competitors.

                                (b)  You further acknowledge and agree that: (i) the business in which the Company is engaged is intensely competitive and that your employment by IBM has required, and will continue to require, that you have access to, and knowledge of, confidential information of the Company, including, but not limited to, certain or all of the Company’s methods, information, systems, plans for acquisition or disposition of products, expansion plans, financial status and plans, customer lists, client data, personnel information and trade secrets of the Company, all of which are of vital importance to the success of the Company’s business (collectively, “Confidential Information”); (ii) the disclosure of any of the foregoing would place the Company at a serious competitive disadvantage and would do serious damage, financial and otherwise, to the business of the Company; (iii) you have been given access to, and developed relationships with, customers of the Company at the time and expense of the Company; and (iv) by your training, experience and expertise, your services to the Company are, and will continue to be, extraordinary, special and unique.

                                (c)  You acknowledge and agree that you will keep in strict confidence, and will not, directly or indirectly, at any time during or after your employment with IBM, disclose, furnish, disseminate, make available or, except in the course of performing your duties of employment, use any trade secrets or confidential business and technical information of the Company or its customers or vendors, without limitation as to when or how you may have acquired such information.  Such information shall include, without limitation, the Company’s unique selling, manufacturing and servicing methods and business techniques, training, service and business manuals, promotional materials, training courses and other training and instructional materials, vendor and product information, customer and prospective customer lists, other customer and prospective customer information and other business information.  You specifically acknowledge that all such information, whether reduced to writing, maintained on any form of electronic media, or maintained in your mind or memory and whether compiled by the Company, and/or you, derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from its disclosure or use, that reasonable efforts have been made by the Company to maintain the secrecy of such information, that such information is the sole property of the Company and that any retention and use of such information by you during or after your  employment with IBM (except in the course of performing your duties and obligations hereunder) shall constitute a misappropriation of the Company’s trade secrets.

                                (d)  You acknowledge and agree that during your employment with IBM and for twelve (12) months following the termination of your employment either by you for any reason, by IBM for “Cause,” or by IBM without Cause where IBM elects, pursuant to Paragraph 4 below, to make certain severance payments to you, you will not directly or indirectly within the “Restricted Area” (i) “Engage in or Associate with” (a) any “Business Enterprise” or (b) any competitor of the Company; or (ii) solicit, for competitive business purposes, any customer of the Company with which you were involved as part of your job responsibilities during the last twelve (12) months of your employment with IBM.  You further agree that during your employment with IBM and for the two (2) year period following the termination of your employment by either you or by IBM for any reason, you will not directly or indirectly within the “Restricted Area,” hire, solicit or make an offer to any employee of the Company to be employed or perform services outside of the Company.

                2.             Definitions.

                                (a)  For purposes of this Agreement, the term “Business Enterprise” shall mean any entity that engages in, or owns or controls an interest in any entity that engages in, competition with any business unit or division of the Company in which you worked at any time during the three (3) year period prior to the termination of your employment.

                                (b)   For purposes of this Agreement,  “Cause” shall mean, as reasonably determined by IBM, the occurrence of any of the following:  (i) embezzlement, misappropriation of corporate funds or other material acts of dishonesty; (ii) commission or conviction of any felony, or of any misdemeanor involving moral turpitude, or entry of a plea of guilty or nolo contendere to any felony or misdemeanor (other than a minor traffic violation or other minor infraction); (iii) engagement in any activity that you know or should know could harm the business or reputation of the Company; (iv) failure to adhere to the Company’s corporate codes, policies or procedures; (v) a breach of any covenant in any employment agreement or any intellectual property agreement, or a breach of any other provision of your employment agreement, in either case if the breach is not cured to the Company’s satisfaction within a reasonable period after you are provided with notice of the breach (no notice and cure period is required if the breach cannot be cured), provided, however, that the mere failure to achieve performance objectives shall not constitute Cause; (vi) failure by you to perform your duties or follow management direction, which failure is not cured to the Company’s satisfaction within a reasonable period of time after a written demand for substantial performance is delivered to you (no notice or cure period is required if the failure to perform cannot be cured); or (vii) violation of any statutory, contractual or common law duty or obligation to the Company, including without limitation the duty of loyalty.

                                (c)  For purposes of this Agreement, the phrase “Engage in or Associate with” shall include without limitation engagement or association as a sole proprietor, owner, employer, director, partner, principal, investor, joint venture, shareholder, associate, employee, member, consultant, contractor or otherwise.

                                (d)  For purposes of this Agreement, “I&VT” shall mean the Integration and Values Team or any successor team or group constituted by the Company from time to time.

                                (e)  For purposes of this Agreement, the term “Restricted Area” shall mean any geographic area in the world for which you had job responsibilities during the last twelve (12) months of your employment with IBM.  You acknowledge that as a result of your membership in the I&VT, as set forth in Paragraph 1(a), your job responsibilities with the Company are global in scope.

                3.             Acknowledgements.

                                You acknowledge that the Company would suffer irreparable harm if you fail to comply with Paragraph 1, and that the Company would be entitled to any appropriate relief, including money damages, equitable relief and attorneys’ fees.  You further acknowledge that enforcement of the covenants in Paragraph 1 is necessary to ensure the protection and continuity of the business and goodwill of the Company and that, due to the proprietary nature of the business of the Company, the restrictions set forth in Paragraph 1 are reasonable as to geography, duration and global scope.

                4.             Termination without Cause.

                                In the event that IBM terminates your employment without Cause, IBM may elect in its sole discretion to offer to you severance payments (in an amount and on terms that IBM will determine, and disclose to you, prior to your termination of employment) in accordance with IBM’s regular payroll practices and subject to all applicable foreign, federal, state and local withholdings or other taxes that IBM may from time to time be required to withhold.  In the event you agree to such payments and without limiting the generality of the foregoing, IBM may cease making such payments under this Paragraph 4 if IBM believes that you are in breach of any of your obligations in this Agreement.  Without prejudice to any other remedies under this Agreement or under applicable law, IBM may also seek to recoup any payments made to you under this Paragraph 4 if you breach any of your obligations under this Agreement.

                5.             LTPP Awards.

                                For purposes of the LTPP and any awards thereunder (including any awards outstanding on the date of this Agreement) (collectively, the “LTPP Awards”), if you engage in conduct in breach of this Agreement prior to, or within twelve (12) months after, any delivery or payout pursuant to any LTPP Awards, then such conduct shall also be deemed to be a breach of the terms of such LTPP Awards, justifying cancellation or rescission of any such LTPP Awards.

                6.             Injunctive Relief.

                                You agree that the Company would suffer irreparable harm if you were to breach, or threaten to breach, any provision of this Agreement and that the Company would by reason of such breach, or threatened breach, be entitled to injunctive relief in a court of appropriate jurisdiction, without the need to post any bond, and you further consent and stipulate to the entry of such injunctive relief in such a court prohibiting you from breaching this Agreement.  This Paragraph 6 shall not, however, diminish the right of the Company to claim and recover damages in addition to injunctive relief.

                7.             Severability.

                                In the event that any one or more of the provisions of this Agreement shall be held to be invalid or unenforceable, the validity and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.  Moreover, if any one or more of the provisions contained in this Agreement shall be held to be excessively broad as to duration, activity or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent allowed by applicable law.  Furthermore, a determination in any jurisdiction that this Agreement, in whole or in part, is invalid or unenforceable shall not in any way affect or impair the validity or enforceability of this Agreement in any other jurisdiction.

                8.             Captions.

                                The captions in this Agreement are inserted for convenience and reference only and shall in no way affect, define, limit or describe the scope, intent or construction of any provision hereof.

                9.             Waiver.

                                The failure of IBM to enforce any terms, provisions or covenants of this Agreement shall not be construed as a waiver of the same or of the right of IBM to enforce the same.  Waiver by IBM of any breach or default by you (or by any other employee or former employee of IBM) of any term or provision of this Agreement (or any similar agreement between IBM and you or any other employee or former employee of IBM) shall not operate as a waiver of any other breach or default.

                10.           Successors and Assigns.

                                This Agreement shall inure to the benefit of and be binding upon IBM, any successor organization which shall succeed to IBM by acquisition, merger, consolidation or operation of law, or by acquisition of assets of IBM and any assigns.  You may not assign your obligations under this Agreement.

                11.           Disclosure of Existence of Covenants.

                                You agree that while employed by IBM and for two (2) years thereafter, you will communicate the contents of this Agreement to any person, firm, association, partnership, corporation or other entity which you intend to be employed by, associated with or represent.

                12.           Notice to IBM of Prospective Position.

                                You agree that you will promptly notify the Senior Vice President of Human Resources for IBM Corporation if, at any time during your employment or within twelve months following the termination of your employment with IBM, you accept a position to be employed by, associated with or represent any person, firm, association, partnership, corporation or other entity.  You further agree that you will provide IBM with such information as IBM may request about your new position to allow IBM to determine whether such position and duties would likely lead to a violation of this Agreement (except that you need not provide any information that would constitute confidential or trade secret information).

                13.           No Oral Modification.

                                This Agreement may not be changed orally, but may be changed only in a writing signed by the Employee and a duly authorized representative of IBM.

                14.           Entire Agreement.

                                Although this Agreement sets forth the entire understanding between the Employee and IBM concerning its subject matter, this Agreement does not impair, diminish, restrict or waive any other restrictive covenant, nondisclosure obligation or confidentiality obligation of the Employee to IBM under any other agreement, policy, plan or program of IBM.  The Employee and IBM represent that, in executing this Agreement, the Employee and IBM have not relied upon any representations or statements made, other than those set forth herein, with regard to the subject matter, basis or effect of this Agreement.

                15.           Governing Law.

                                This Agreement and any disputes between the Employee and IBM shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to its conflict of law rules.  The Employee consents to the exclusive jurisdiction and venue in the federal and state courts of the State of New York, County of Westchester, for the resolution of all disputes arising under, or relating to, this Agreement.

Name of Employee (Print)

Employee Signature

Date

INTERNATIONAL BUSINESS

MACHINES CORPORATION

By:
J. Randall MacDonald
Senior VP - Human Resources